RPC, Inc. Announces Second Quarter 2018 Share Repurchases

ATLANTA, July 2, 2018 /PRNewswire/ -- RPC, Inc. (NYSE: RES) announced today that during the second quarter of 2018 it purchased 559,869 shares under its share repurchase program.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC's investor website can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net